Exhibit 99.1

InSite Vision Reports First Quarter 2009 Financial Results

-- AzaSite® Prescriptions Up 10 Percent in First Quarter --

ALAMEDA, Calif.--(BUSINESS WIRE)--May 11, 2009--InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended March 31, 2009. Total revenue for the first quarter of 2009 was $2.3 million with a net loss of $5.4 million. As of March 31, 2009, cash, cash equivalents and marketable securities totaled $31.3 million.

“In March, we announced a four-pronged operating strategy for InSite Vision focused on supporting increased AzaSite sales, monetizing our current pipeline assets, sourcing promising new products for development and carefully managing our expenses. I am pleased by the rapid progress we are making in meeting these objectives,” commented Louis Drapeau, InSite Vision’s Chief Executive Officer. “In the first quarter alone, we achieved a number of value-enhancing milestones for AzaSite, including regulatory approval in Canada and a new partnership in Asia. In addition, we continue to support Inspire’s commercial efforts bringing AzaSite to more patients, and we are working closely with the U.S. Food and Drug Administration to refine the development pathway for ISV-502, our proprietary Phase 3 product candidate for eyelid infection and inflammation.”

Recent Accomplishments and Events

  Prescriptions of AzaSite (azithromycin ophthalmic solution) 1%, InSite Vision’s product for the treatment of bacterial conjunctivitis, increased by 10 percent in the first quarter over the fourth quarter of 2008. AzaSite is averaging a market share of approximately 8 percent among eye care doctors and about 3 percent among all prescribers.
  InSite Vision obtained regulatory approval of AzaSite from the Therapeutic Products Directorate (TPD) of Health Canada for the treatment of bacterial conjunctivitis (pink eye) in adults and children one year and older. InSite Vision’s North American partner, Inspire Pharmaceuticals, is responsible for the commercialization of AzaSite in Canada.
  InSite Vision signed an international licensing and distribution agreement with Nitten Pharmaceuticals Co., Ltd., one of the top ten Japanese ophthalmic pharmaceutical companies, for the commercialization of AzaSite in Japan and Taiwan. Under the terms of the agreement, Nitten will be responsible for obtaining regulatory approvals. InSite Vision received a $1 million upfront payment and is eligible for additional milestone and royalty payments.

  Inspire Pharmaceuticals initiated a Phase 2 clinical program of AzaSite in May 2009. Two randomized, placebo-controlled multi-center Phase 2 studies will evaluate the safety and efficacy of AzaSite for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids.
  InSite Vision recently met with the U.S. Food and Drug Administration (FDA) to discuss results from the company’s Phase 3 clinical trial of ISV-502 for the treatment of lid margin disease. ISV-502 is a topical combination antibiotic/corticosteroid product formulated with InSite Vision’s patented DuraSite® technology to enhance the concentration and retention time of the therapeutic agents on the surface of the eye. InSite Vision believes that results from this meeting point to a viable clinical path forward for this important product candidate. The company will provide additional information once official feedback from the meeting is received from the Agency.
  In March, InSite Vision conducted a further restructuring intended to streamline operations and reduce annual operating expenses in line with its strategic focus. The annual savings from this action is expected to reduce personnel-related expenses by more than $2 million annually.
  InSite Vision commenced quotation and trading on the Over-the-Counter Bulletin Board (OTCBB) and the Pink Sheets under the new ticker “INSV.”
  During the first quarter, InSite Vision engaged Piper Jaffray & Co. to help the company source new opportunities to fuel future growth. This process is well underway and has already generated significant interest.

First Quarter 2009 Earnings Summary

Revenues in the first quarter of 2009 were $2.3 million. These included royalties from Inspire Pharmaceuticals of $1.2 million for sales of AzaSite. The royalty from Inspire Pharmaceuticals declined about $0.2 million from the fourth quarter of 2008 principally due to inventory stocking in the fourth quarter of 2008 as a result of Inspire’s agreement with CVS-Caremark. First quarter revenues also included an upfront payment of $1.0 million as a result of the company’s licensing and distribution agreement with Nitten Pharmaceuticals.

Net loss for the quarter ended March 31, 2009 was $5.4 million, or $0.06 per share.

Total operating costs for the quarter ended March 31, 2009 were $4.9 million, which included $1.4 million restructuring costs and $1.4 million of non-recurring costs primarily made up of the first quarter 2009 compensation of employees impacted by the restructuring and wind-up costs from the Phase 3 clinical trial of ISV-502.

R&D expenses for the first quarter 2009 were $2.2 million compared to $4.0 million for the first quarter of 2008. Reduced R&D spending in the first quarter of 2009 was primarily driven by the completion of the first Phase 3 trial of ISV-502 in late 2008.

G&A expenses were $1.7 million in the first quarter of 2009, compared to $2.0 million for the same quarter in 2008. G&A expenses for the first quarter were lower primarily due to the December 2008 restructuring.

InSite Vision had cash, cash equivalents and restricted cash and marketable securities of $31.3 million as of March 31, 2009, compared to $37.5 million as of December 31, 2008. Cash usage included $1.2 million to support the interest payments on notes payable due to the current shortfall of the AzaSite royalty. The company anticipates that this support will decline during 2009 and will no longer be needed in late 2009 or early 2010.

2009 Operating Expense Guidance

Total operating expenses, before restructuring costs, for 2009 are expected to be in the range of $10 million to $11 million.

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company's year-end results.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call today by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international. All callers will have to enter the account number 286 and conference ID 321880.

The live conference call will also be webcast and available on the Investor Relations page of the company's website at www.insitevision.com. Investors can also access the webcast at www.investorcalendar.com. A recording of the call will be available on the website for 90 days following completion of the conference call. A copy of this press release will be furnished to the Securities and Exchange Commission and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. InSite Vision is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. By formulating the well-established antibiotic azithromycin in DuraSite, InSite Vision developed the lowest-dosing ocular antibiotic for the treatment of bacterial conjunctivitis (pink eye) available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%. AzaSite is marketed by Inspire Pharmaceuticals in the United States and Canada and will be marketed by international partners in Japan, South Korea, four countries in South America, Turkey and China upon approval in those countries.

InSite Vision’s ophthalmic product development portfolio also includes ISV-502, which is currently in Phase 3 pivotal trials for the treatment of eye and eyelid infection and inflammation, and additional product candidates leveraging the company’s core technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite Vision’s projected expenses, InSite Vision’s plans to advance its AzaSite family of products, including plans for ISV-502, InSite Vision’s strategy to identify in-licensing and acquisition targets to expand its product portfolio and InSite Vision’s progress in obtaining regulatory approval of its product candidates. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite Vision to enter into additional corporate collaborations for AzaSite outside the U.S. and Canada and with respect to its other product candidates, including ISV-502; Inspire's ability to successfully market AzaSite in the United States and Canada; the clinical results of InSite Vision's product candidates, including ISV-502; InSite Vision's ability to expand its technology platform to include additional indications; InSite Vision's ability to successfully identify in-licensing and acquisition targets and consummate a transaction with same; InSite Vision's ability to expand its technology platform to include additional indications; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502; InSite Vision's ability to obtain additional funding if and when needed; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA and the TPD, including those with respect to AzaSite and ISV-502. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2009 and 2008
(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2009	2008

Revenues	$2,252	$7,931
Cost of revenue	216	67
Operating expenses:
Research and development	2,241	3,987
General and administrative	1,673	2,005
Severance	369	0
Impairment	615	0
Total operating expenses	4,898	5,992
Income (loss) from operations	(2,862)	1,872
Interest (expense) and other income, net	(2,495)	(902)
Net income (loss)	$(5,357)	$970
Net income (loss) per share:
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01
Shares used to calculate net loss per share:
Basic	94,682	94,585
Diluted	94,682	95,004

InSite Vision Incorporated

Condensed Consolidated Balance Sheets
At March 31, 2009 and December 31, 2008
(in thousands; unaudited)
	March 31,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and short-term investments	$31,300	$37,456
Receivables, prepaid expenses and other current assets	2,394	1,667
Property and equipment, net	641	1,479
Debt issuance costs, net	4,237	4,341
Total assets	$38,572	$44,943

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses	$1,401	$2,876
Accrued interest	1,200	1,200
Deferred revenue	356	373
Long-term secured notes payable	60,000	60,000
Stockholders' deficit	(24,385)	(19,506)
Total liabilities and stockholders' deficit	$38,572	$44,943

CONTACT:
InSite Vision
Louis Drapeau, Chief Executive Officer, 510-747-1220
mail@insite.com
or
Availe Communications
Ellen Rose, 650-387-8746 (Media Inquiries)